Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (No. 333-221457) on Form S-8 of FutureFuel Corp. of our report dated March 14, 2024, except for the restatement described in Note 25 to the 2023 consolidated financial statements filed on Form 10-K/A on May 10, 2024, as to which the date is May 10, 2024, relating to the consolidated financial statements of FutureFuel Corp., appearing in this Annual Report on Form 10-K of FutureFuel Corp. for the year ended December 31, 2025.

/s/RSM US LLP

St. Louis, Missouri

March 16, 2026